Exhibit 10.6

FORM OF RESTRICTED COMMON SHARE AWARD CERTIFICATE

Non-transferable
GRANT TO

______________________
(the “Participant”)

by Starwood Credit Real Estate Income Trust (the “Trust”) of

its Class E common shares of beneficial interest, par value $0.01 per share (the “Class E Common Shares”).

The Class E Common Shares are granted pursuant to and subject to the provisions of the Starwood Credit Real Estate Income Trust Independent Trustee Restricted Common Share Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Class E Common Shares, the Participant shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with Section 2 of the Terms and Conditions, the Class E Common Shares shall vest (become non-forfeitable) in accordance with the following schedule, subject to the Participant’s Continuous Service on each vesting date.

Vesting Date	Percent of Shares Vesting

IN WITNESS WHEREOF, Starwood Credit Real Estate Income Trust, acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

STARWOOD CREDIT REAL ESTATE INCOME TRUST

By:
Its:

Grant Date:

/

TERMS AND CONDITIONS

1.
Restrictions. The Class E Common Shares are subject to each of the following restrictions. “Restricted Common Shares” mean those Class E Common Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Common Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party, or be subjected to any lien, obligation or liability of the Participant to any other party. If the Participant’s Continuous Service with the Trust terminates for any reason other than as set forth in subsection (b) of Section 2 hereof, then the Participant shall forfeit all of the Participant’s right, title and interest in and to any outstanding and unvested Restricted Common Shares held by the Participant as of the date of termination, and such outstanding and unvested Restricted Common Shares shall revert to the Trust immediately following the event of forfeiture. The restrictions imposed under this Section 1 shall apply to all Class E Common Shares or other securities issued with respect to Restricted Common Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, share dividend or other change in corporate structure affecting the Class E Common Shares.
2.
Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):
(a)
as to the number of the Restricted Common Shares specified on the cover page hereof, on the respective vesting dates specified on such cover page, subject to the Participant’s Continuous Service on each vesting date;
(b)
as to all of the outstanding and unvested Restricted Common Shares, upon termination of the Participant’s Continuous Service by the Trust by reason of the Participant’s death or Disability; or
(c)
as to all of the outstanding and unvested Restricted Common Shares, upon the occurrence of a Change in Control.
3.
Delivery of Common Shares. The Common Shares will be registered in the name of the Participant as of the Grant Date and may be held by the Trust during the Restricted Period in certificated or uncertificated form. Any certificate for the Restricted Common Shares issued during the Restricted Period shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws): “This certificate and the common shares of beneficial interest represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Common Share Award Certificate between the registered owner of the shares represented hereby and Starwood Credit Real Estate Income Trust. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of Starwood Credit Real Estate Income Trust.” Certificates for the Class E Common Shares, without the first above legend, shall be delivered to the Participant or the Participant’s designee upon request of the Participant after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Trust with reasonable diligence to comply, if deemed advisable by the Trust, with registration requirements under the 1933 Act, listing requirements under the rules of any securities exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.
4.
Voting Rights. The Participant, as beneficial owner of the Class E Common Shares, shall have full voting rights with respect to the Class E Common Shares during and after the Restricted Period.
5.
Dividend Rights. The Participant shall accrue cash and non-cash dividends, if any, paid with respect to the Class E Common Shares, but the payment of such dividends shall be deferred and held (without interest) by the Trust for the account of the Participant until the expiration of the Restricted Period. During the Restricted Period, such dividends shall be subject to the same vesting and forfeiture provisions imposed under Section 2 as the Restricted Common Shares to which they relate. Accrued dividends deferred and held pursuant to the foregoing provision shall be paid by the Trust to the Participant promptly upon the expiration of the Restricted Period (and in any event within thirty (30) days of the date of such expiration).
6.
No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Trust to terminate the Participant’s service at any time, nor confer upon the Participant any right to continue providing services to the Trust.
7.
Payment of Taxes. Upon issuance of the Common Shares hereunder, the Participant may make an election to be taxed upon the grant of such award under Section 83(b) of the Code (an “83(b) Election”). To effect such 83(b) Election, the Participant must file an appropriate election with Internal Revenue Service within 30 days after the Grant Date and otherwise in accordance with applicable Treasury Regulations.
8.
Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.
9.
Successors. This Award Certificate shall be binding upon any successor of the Trust, in accordance with the terms of this Award Certificate and the Plan.
10.
Severability. If any one or more of the provisions contained in this Award Certificate are invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
11.
Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Trust must be addressed to Starwood Credit Real Estate Income Trust, 2340 Collins Avenue, Miami Beach, FL 33139 Attn: Secretary, or any other address designated by the Trust in a written notice to the Participant. Notices to the Participant will be directed to the address of the Participant then currently on file with the Trust, or at any other address given by the Participant in a written notice to the Trust.